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Pricing Supplement dated November 20, 2002	                     Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                         File No. 333-84692
Prospectus Supplement dated April 4, 2002)

    			TOYOTA MOTOR CREDIT CORPORATION
			Medium-Term Note - Floating Rate
________________________________________________________________________________
Principal Amount: $175,000,000		  Trade Date: November 20, 2002
Issue Price: See "Plan of Distribution"	  Original Issue Date: November 22, 2002
Initial Interest Rate:  See "Additional   Net Proceeds to Issuer: $174,982,500
Terms of the Notes -- Interest"		  Principal's Discount
Interest Payment Period: Monthly	    or Commission: 0.01%
Stated Maturity Date: November 24, 2003
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	    [ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note		    (Fixed Rate Commencement
  	   (Fixed Interest Rate): 		     Date):
   [ ]  Other Floating Rate Note		    (Fixed Interest Rate):
     	   (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
     [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
	   [X]  LIBOR	[ ]  Treasury Rate	[ ]  Other (see attached)
		    If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
    						 [X]  Telerate Page: 3750

   Initial Interest Reset Date: December 24, 2002 Spread (+/-): -0.05%
   Interest Rate Reset Period: Monthly	          Spread Multiplier:  N/A
   Interest Reset Dates: the 24th of each	  Maximum Interest Rate: N/A
    calendar month, commencing December 24, 2002
   Interest Payment Dates: the 24th of each       Minimum Interest Rate:  N/A
    calendar month, commencing December 24, 2002  Index Maturity: 1 month
						  Index Currency: U.S. dollars
Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from November 22, 2002 to November 24, 2003
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date: N/A
	  Initial Redemption Percentage: N/A
	  Annual Redemption Percentage Reduction: N/A

Repayment:
  [X] The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
	 Optional Repayment Date(s):
         Repayment Price:     %

Currency:
      Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
      Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                        ___________________________
	                        J.P. Morgan Securities Inc.

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                              ADDITIONAL TERMS OF THE NOTES

Interest

   The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to one month LIBOR determined on November 20, 2002 minus 0.05%.


Plan of Distribution

   Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution Agreement dated September 3, 1998 between TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, Goldman, Sachs & Co., J.P. Morgan Securities Inc. ("JP Morgan"), Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., as amended by Amendment No. 1 thereto, dated January 12, 2000, Amendment No. 2 thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"), JP Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount. JP Morgan may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by JP Morgan.

   Under the terms and conditions of the Agreement, JP Morgan is committed to take and pay for all of the Notes offered hereby if any are taken.